                                                                   EXHIBIT 10.22

                                   AGREEMENT

     THIS AGREEMENT is made as of this 3rd day of October, 1996, by and between APPLIED IMAGING CORP. ("Applied"), a corporation, with its principal place of business located at 2380 Walsh Avenue, Building B, Santa Clara, California 95051, and MITCHELL S. GOLBUS, M.D. ("Golbus"), an individual with a mailing address at 32 Via San Fernando, Tiburon, California 94920.

                             W I T N E S S E T H:

     WHEREAS, Golbus owns certain intellectual property and trade secret rights in the concept and techniques of using anti-embryonic hemoglobin antibodies in the process of identifying fetal cells in the maternal blood, and

     WHEREAS, Applied desires to acquire Golbus' intellectual property and trade secret rights in such concept and techniques and any patents which may be issued with respect thereto.

     NOW, THEREFORE, it is hereby agreed as follows:

     1.  Effective Date.  This Agreement shall be effective as of the date first
         --------------
above written.

     2.  Definitions.  In this Agreement the following words and expressions
         -----------
shall be construed as follows:

         a. "Invention" shall mean the concept and techniques of using anti-embryonic hemoglobin antibodies, directed against either or both of the epsilon or zeta chains, in the process of identifying fetal cells in the maternal blood.

         b. "Net Sales" shall mean the gross revenues received by Applied from the sale of Products for prenatal and other genetic testing which utilize the Invention or which are produced by a method covered by the Invention, less sales and/or use taxes actually paid and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

         c. "Patent Rights" shall mean the patent applications to be filed in the United States and other jurisdictions which are based upon the Invention and all United States and foreign patents resulting from such patent applications including any division, continuation, continuation-in-part, or reissue thereof, or substitute therefor.

         d. "Product" shall mean a test or product for identifying fetal cells in the maternal blood which utilizes the Invention. The term "Product" shall include a combination

                                      1.

product or test which utilizes the Invention and also utilizes Applied's enrichment technology. However, the term "Product" shall not include Applied's instrumentation technology related to the fetal cells or maternal blood and, to the extent sold separately, shall not include (i) Applied's tests or products relating to nucleic acid probes for identification of fetal nucleic acids, and
(ii) Applied's enrichment technology to be used on cells other than fetal cells.

         e. "Trade Secret Rights" shall mean any and all information relating to the Invention that derives independent economic value, actual or potential, from not being generally known to persons who can obtain economic value from its disclosure or use, whether patentable or not, and shall include all of the information and documentation relating to the Invention which has been or will be disclosed or made available by Golbus to Applied.

     3.  Assignment.
         ----------

         a. Golbus hereby agrees to assign all of his Trade Secret Rights and Patent Rights in the Invention to Applied in exchange for the considerations set forth below.

         b. Golbus agrees to assist Applied in prosecuting patent applications for the Invention and agrees to provide general technical assistance relating to the Invention. Except as otherwise specifically provided herein, Golbus shall be reimbursed for reasonable out-of-pocket costs associated with assisting Applied in prosecuting patent applications. Golbus shall not be obligated to provide any services to Applied under the terms of this Agreement other than as set forth in the first sentence of this subsection.

     4.  Application for U.S. Patent.
         ---------------------------

         a. At Applied's cost and using Applied's patent counsel Golbus shall in his own name apply for a United States patent for the Invention including, if possible, the production of specific anti-embryonic hemoglobin antibodies. Upon 30 days' prior written notice given by Applied after Applied has expended not less than $10,000, Applied may advise Golbus that it will no longer finance future costs associated with the prosecution of the patent application in which case Golbus shall have the right to either continue to prosecute the patent application at his own expense or abandon the prosecution of the patent application. Applied's decision not to continue to finance the cost of prosecuting the patent application shall not affect Applied's remaining rights and obligations under the terms of this Agreement, including Applied's obligations to pay royalties under the provisions of Section 6(b) hereof. In the event that Golbus elects to continue to prosecute the patent application at his own

                                      2.
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expense, Golbus shall have the right to continue to use Applied's patent counsel in such prosecution and unless at that time there is a bona fide dispute between Golbus and Applied in connection with this Agreement, Applied agrees to waive any claim that it may have that Golbus's use of Applied's patent counsel solely for such purpose will result in a conflict of interest by such patent counsel.

         b. In the event that Applied has advised Golbus that it will no longer finance future costs associated with the prosecution of the United States patent application, if Golbus elects to continue the patent application prosecution at his own expense it is agreed that if a United States patent is ultimately issued, that the patent shall, upon issuance, be assigned by Golbus to Applied in exchange for the considerations set forth below (including Golbus's right to exercise the non-qualified stock option as set forth in
Section 5(d)) and Applied reimbursing Golbus for all reasonable expenses incurred by Golbus in connection with his continued prosection of the patent application.

     5.  Applied Obligations.
         -------------------

         a. Applied will use reasonable business efforts to develop a test for fetal cells in the maternal circulation utilizing, among other concepts already patented by Applied, the Invention.

         b. Applied shall have the right, but not the obligation, to apply for foreign patents on the Invention. All patents obtained with respect to the Invention shall be the sole and exclusive property of Applied, subject to the provisions of this subsection and the obligations of Applied to pay royalties to Golbus under the terms of this Agreement. Except as set forth above, all costs relating to the filing, prosecuting and maintaining of such patents shall be the obligation of Applied. Applied will keep Golbus apprised of the status of all patent applications and will immediately advise Golbus if and when the first patent related to the Invention is issued. If Applied elects not to apply for foreign patents on the Invention, Golbus shall have the right to apply for such patents and, if any patents are issued in connection with such applications, Applied shall have the right to have such patents assigned to Applied. In the event Applied exercises its right to have one or more of such foreign patents assigned to Applied, Applied shall be obligated to reimburse Golbus for all reasonable expenses incurred by Golbus in connection with his prosecution of such foreign patent applications.

         c. If Golbus or Applied is successful in obtaining one or more patents on the Invention, Applied shall use reasonable business judgment to exploit the Invention, either


                                     3.
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through the manufacture and sale of Products or the licensing of the patents.

         d. Applied hereby grants to Golbus a five year non-qualified stock option to purchase 40,000 shares of Applied common stock, which will become exercisable beginning on the date that Golbus or Applied obtains a United States patent regarding the Invention. The share price for the option will be at 10% below the share price of the next private or public sale of Applied stock if such sale occurs within six months from the date of this agreement or at $4.25 per share if there is no such sale. If a United States patent for the Invention is not obtained within four years and nine months from the date hereof, the option will not expire until 90 days after the date that Golbus or Applied ultimately obtains a patent on the Invention, provided, however, that notwithstanding the foregoing, the non-qualified stock option shall expire on the date that Golbus and Applied abandon all United States patent applications with respect to the Invention. In the event a patent is not issued, the non-qualified stock option will become fully vested on the eighth anniversary of Golbus' continued employment with Applied.

     6.  Royalties.
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         a.   For a period equal to the term of the first United States patent obtained with respect to the Invention, if such a patent is ultimately issued, Applied will pay a royalty to Golbus of $1 per individual Product for all Products sold by Applied, covered by the patent claims. This shall include not only direct sales but sales by agents or marketing partners of Applied. However, royalties will not exceed 2% of Applied's Net Sales.

         b. If no United States patent pertaining to the Invention is obtained by Golbus or Applied, then for the period until any entity markets and sells a competing product for identifying fetal cells in the maternal blood which utilizes anti-embryonic hemoglobin antibodies, Applied will pay a royalty to Golbus of $1 per individual Product for all Products sold by Applied which utilize the Invention. This shall include not only direct sales but sales by agents or marketing partners of Applied. However, royalties will not exceed 2% of Applied's Net Sales.

         c. In no event shall Golbus be entitled to more than one royalty on the sale of the same individual Product.

         d. For a period equal to the term of the patent described above, if such a patent is issued, Applied will pay Golbus 33 1/3% of any royalties that Applied receives from licensing the Invention or antibodies related to the Invention, provided that if the royalty received by Applied is based upon the number of individual Products sold by the licensee or its sublicensees, then the royalty due Golbus shall not exceed $1 per Product sold. For purpose of this subsection any amounts


                                     4.
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received by Applied from third parties for infringement of any of patents issued to Applied in connection with the Invention shall be deemed royalties that Applied receives from licensing the Invention or antibodies related to the Invention, provided, however, that Applied shall be entitled to deduct from the amounts received for infringement the reasonable costs which Applied incurs in enforcing its patent rights against such third party.

         e. If, in order to exploit the Invention, Applied must pay royalties to a third party, the royalty payments to Golbus hereunder shall be reduced by a mutually agreeable percentage. If the percentage can not be agreed upon, the reduction shall be arbitrated in accordance with the provisions of section 14.

     7.  Warranties and Representations.
         ------------------------------

         a.   Golbus warrants and represents that:

              (1) To the best of his knowledge, he is the owner of the Invention, Patent Rights, and Trade Secret Rights being transferred to Applied under the terms of this Agreement, and has the right to apply for patents on the Invention in his own name;

              (2) Except as previously disclosed in writing to Applied, Golbus knows of no fact which does or could materially adversely affect the rights granted to Applied under this Agreement;

              (3) The execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which Golbus is a party; and

              (4) Golbus has not heretofore entered into any agreement with any party other than Applied with respect to the Invention, Patent Rights, and Trade Secret Rights of this Agreement and has the requisite authority to enter into and perform the terms of this Agreement including the right to assign his interests to Applied.

         b. Applied warrants and represents that Applied has a bona fide interest in obtaining a United States patent with respect to the Invention and in commercializing the Invention.

         c. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT THE USE OF THE INVENTION, PATENT RIGHTS, OR TRADE SECRET RIGHTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF OTHERS. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES THAT THE INVENTION IS PATENTABLE.


                                     5.

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      8.  Publication.  Applied recognizes that abstracts co-authored by Golbus
          -----------
describing work utilizing the Invention have been submitted for publication and may be published as early as October 15, 1996.

      9.  Records.
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          a.  Applied shall keep true and detailed accounts and records of its operations relating to the Invention and of the royalties due and payable to Golbus under this Agreement. Applied shall deliver to Golbus a written statement thereof within 60 days after the end of each fiscal quarter containing such detail as Golbus may reasonably request and shall at the time of the delivery of the statement pay the royalties shown to be due thereunder. Such statement shall include at least (i) the quantities of Products that have been sold, (ii) the billings thereon that constitute gross sales, (iii) the amounts received in connection with the Invention from third party other than in connection with sales by Applied, and (iv) the calculation of royalties due Golbus hereunder.

          b. Should Applied default in the payment of the royalties due Golbus, then the amount due shall bear interest at the rate of 10% per annum from the last day of the said period until payment of such amount is made to Golbus.

          c. All amounts payable hereunder by Applied shall be payable in United States dollars without deduction for taxes, assessment's fees, or charges of any kind other than such amount (if any) as Applied is required to deduct or withhold for Federal, state or local income tax purposes. If restrictions on the transfer of currency exist in any country so as to prevent Applied from making payment in United States dollars, Applied may make the relevant payments due for such country in its local currency and deposit such payments in a local bank or other depository designated by Golbus.

          d. Golbus shall have the right, at his own expense, during regular business hours to examine or cause to be examined the books of Applied and its licensees, if any, for the purpose of verifying royalty statements and earned royalties. Golbus and his agents shall maintain all information received during such examination in confidence. Applied shall promptly pay any underpayments discovered by the audit, together with interest at the rate of 10% per annum. If the audit discloses an underpayment of 5% or more, Applied shall pay the reasonable costs of the audit and thereafter Applied shall, at its own expense, obtain and provide Golbus annually a certificate by Applied's external auditors certifying that the statements provided to Golbus under subsection (a) above are a true account of Applied's sales and of the royalties due Golbus hereunder.

                                      6.

      10. Term and Termination.
          --------------------

          a. The term of this Agreement shall extend from the Effective Date to the full end of the term for the last to expire patent. If no patents are ultimately issued, this Agreement shall extend for a period from the Effective Date to the date seven years from the date of the first sale of Products utilizing the Invention and at the end of the seven year period, Applied shall have a paid-up license and shall owe no further royalties to Golbus. In the event of any material breach of this Agreement by either party, the other party may terminate this Agreement by giving 60 days' prior written notice thereof and/or pursue any other remedies and rights at law or in equity; provided, however, that this Agreement will not terminate at the end of said 60 days' notice period if the party in breach has cured the breach of which it has been notified prior to the expiration of said 60 days. In the event of termination by Golbus under this subsection because of a breach by Applied, Applied will reassign all patents and all of the Patent Rights and Trade Secret Rights to Golbus.

           b. Upon 60 days' prior written notice to Golbus, Applied may terminate this Agreement (i) at any time if a third party has obtained a patent on the Invention, or (ii) after this Agreement has been in effect for three years in all other cases. In the event that Applied obtains a patent in a country other than the United States, Applied may terminate this Agreement as to one or more countries where it has obtained such foreign Patent Rights without terminating the remaining portion of this Agreement. In the event of termination by Applied under this subsection, Applied will reassign all of the applicable patents, Patent Rights and Traded Secret Rights to Golbus.

           c. Upon termination of this Agreement, Applied shall have the right, for six months following, to sell products completed or substantially completed on the date of termination and to complete orders outstanding on the date of termination. Applied will pay royalties on these sales.

      11.  Relationship of Parties. No provision of this Agreement shall be
           -----------------------
construed to constitute either party as the agent, servant, employee, partner or joint venturer of the other party. The parties to this Agreement are and shall remain independent of one another.

      12.  Indemnity of Golbus. Applied shall indemnify, defend, and hold Golbus
           -------------------
harmless against all liabilities, losses, costs, damages, and expenses (including, without limitation, reasonable attorneys' fees) associated with any claim or action arising from injury or death of persons or damage to physical property resulting from the use of the Invention or use of any of

                                      7.

Applied's clinical analysis systems for prenatal and other genetic testing which utilize the Invention.

      13.  Indemnity of Applied. Golbus shall indemnify, defend, and hold
           --------------------
Applied harmless against all liabilities, losses, costs, damages, and expenses (including, without limitation, reasonable attorneys' fees) to the extent that
(i) such liabilities, losses, costs, damages, and expenses arise from any breach of the warranties and representations of Golbus set forth in section 7(a) of this Agreement, and (ii) are associated with a claim which is proved to be valid that such third party has ownership, title, or a legal right to, or associated with, the Invention, Trade Secret Rights and/or Patent Rights. Golbus shall have the right to participate in the defense of any action brought by a third party in connection with ownership, title, or the legal rights to the Invention, Trade Secret Rights and/or the Patent Rights and all negotiations for its settlement or compromise. Applied shall not, without Golbus's prior written consent, which consent shall not be unreasonably withheld, enter into any compromise or settlement of any such matter if such compromise or settlement would result in any obligation of Golbus to indemnify Applied under the terms of this Agreement. The maximum amount to be owed by Golbus under this section shall be (i) the total amount paid to Golbus by Applied during the term of this Agreement, or (ii) $250,000, whichever is less.

      14.  Settlement of Disputes. Any controversy or claim arising out of or
           ----------------------
relating to this Agreement or the breach thereof shall be finally settled in San Francisco, California by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      15.  Notices and Other Communications. All notices, or other
           --------------------------------
communications hereunder shall be in writing and shall be made by personal delivery, or by legible facsimile or by registered or certified mail, postage prepaid, or any express courier, at the address and telecopier numbers indicated below:

           a.  For Applied:

                    Applied Imaging Corp.
                    Attention: A. I. Coriat
                    2380 Walsh Avenue, Building B
                    Santa Clara, CA 95051
                    Telecopy: (408) 562-0264

                                      8.

           b.  For Golbus:

                    Mitchell S. Golbus, M.D.
                    32 Via San Fernando
                    Tiburon, CA 94920
                    Telecopy:  (415) 435-3650

or such other address or addresses as may have been furnished in writing one to the other. Any notice or other communication given hereunder shall have been duly given 5 business days after posting when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited postage prepaid in a post office in the United States, or if by legible facsimile, by express courier or in person, when received.

      16.  Governing Law. The validity of this Agreement, the construction and
           -------------
enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of California without regard to conflicts of laws principles.

      17.  Binding Effect. This Agreement shall be binding upon and shall inure
           --------------
to the benefit of Applied and its legal successors and assigns. This Agreement shall be binding upon and inure to the benefit of Golbus, his heirs, successors, representatives and assigns.

      18.  Severability. In the event any one or more of the provisions of this
           ------------
Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

      19.  Modification, Amendment, Supplement and Waiver.
           ----------------------------------------------

           a. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written including, without limitation, the term sheet dated September 12, 1996. No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

      b. A failure or delay of either party to this Agreement to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions

                                      9.

hereof, shall in no way be construed to be a waiver of such provision of this Agreement.

     20.  Headings.  The headings used in Agreement are for reference purposes
          --------
only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

     21.  Counterparts.  This Agreement may be executed in counterparts. Each
          ------------
executed counterpart may be delivered to the other party by facsimile and copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of this Agreement.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in a manner legally binding upon them by causing their authorized representatives to sign this Agreement.

APPLIED IMAGING CORP.


By: /s/ Abraham I. Coriat                /s/ Mitchell S. Golbus
    -------------------------------      -------------------------------
              (Signature)                            (Signature)


Name:   Abraham I. Coriat                Name:    Mitchell S. Golbus
     ------------------------------           ---------------------------
           (Print or Type)                         (Print or Type)

Title:  Chief Executive Officer
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                                      10.